Exhibit 99.7

Consent to be Named as a Director

In connection with the filing by Vascular Biogenics Ltd. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Vascular Biogenics Ltd. following the consummation of the business combination, which will be renamed Notable Labs Ltd., or such other name as the company chooses. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: May 11, 2023

By:	/s/ Peter Feinberg

Name:	Peter Feinberg